Exhibit 10.2

2009 Performance Based Restricted Stock Unit Agreement

NCR 2006 Stock Incentive Plan

You have been awarded a number of restricted stock units (the “Stock Units”) under the 2006 Stock Incentive Plan (the “Plan”) of NCR Corporation (“NCR”) as described on the restricted stock unit information page on the website of NCR’s third party Plan administrator, subject to the terms and conditions of this 2009 Performance Based Restricted Stock Unit Agreement (this “Agreement”) and the Plan.

1. Subject to potential reduction as set forth in Section 2, one hundred and fifty percent of the Stock Units will become nonforfeitable (“Vested”) on December 31, 2011 (your “Vesting Date”), provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified that NCR has achieved the level of Return on Capital (as defined below) described in your award letter for the period from January 1, 2009, through December 31, 2009 (the “Performance Period”), and (ii) you are continuously employed by NCR or any of its affiliate companies (referred to collectively herein as “NCR”) until your Vesting Date. In all cases, the Committee shall certify whether NCR has achieved the specified level of Return on Capital no later than March 15 of the calendar year next following the end of the Performance Period.

2. The actual number of Stock Units that become Vested based on achieving the level of Return on Capital during the Performance Period described in your award letter may be reduced by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable including without limitation NCR’s achievement of Net Operating Profit (“NOP”) for the Performance Period. It is the current intention of the Committee that the Committee will exercise its discretion to reduce the number of Stock Units that will Vest based on NCR’s achievement of NOP for the Performance Period as set forth in the following chart, provided, that the Committee reserves the right to deviate from such reduction formula based on achievement of NOP and may reduce the number of Stock Units that will Vest based on such other factors as the Committee in its sole and absolute discretion determines to be appropriate and/or advisable; provided, however, that it is the intention of the Committee that it will deviate from such reduction formula based on achievement of NOP only in extreme and unusual circumstances:

Net Operating Profit Level	Stock Units Earned (as a % of Stock Units Awarded)
Threshold	25%
Target	100%
Maximum	150%

3. “NOP” is defined as (A minus (B times C)). “A” equals “Non-Pension Operating Income” (which is operating income before defined benefit pension expense (or income) and including costs attributable to stock options) for the Performance Period, as reported by NCR at the conclusion of the Performance Period. “B” equals “Controllable Capital”, which is working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). “C” equals 10%, which approximates NCR’s weighted average cost of capital.

4. Except as may be otherwise provided in Section 6 or pursuant to an election under Section 14(k) of the Plan, Vested Stock Units will be paid to you no later than March 15 of the calendar year next following your Vesting Date. Such Stock Units will be paid to you in shares of NCR common stock (such that one Stock Unit equals one share of NCR common stock) or, in NCR’s sole discretion, in an amount of cash equal to the Fair Market Value (as defined in the plan) of such number of shares of NCR common stock as of the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 6 of this Agreement), or a combination thereof.

5. For purposes of this Agreement, “Return on Capital” shall mean Non-Pension Operating Income divided by Controllable Capital, each as defined in Section 3 above.

6. If your employment with NCR terminates prior to your Vesting Date due to: (i) your death; (ii) cessation of active employment by NCR as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR (“Disability”); (iii) Retirement (defined as termination by you of your employment with NCR at or after age 55 with the Consent of the Committee other than, if applicable to you, for Good Reason (as described below) following a Change in Control (as defined in the Plan)); or (iv) reduction-in-force; then, as soon as reasonably possible following such termination and the end of the Performance Period, but not later than March 15 of the calendar year following the end of the Performance Period, and based upon the Committee’s determination of Return on Capital, a pro rata portion of the Stock Units will become Vested. The pro rata portion will be determined by calculating the total number of shares or cash you would have received (through Vesting of Stock Units) if your NCR employment had not terminated prior to your Vesting Date, and multiplying that number by a fraction, the numerator of which is the number of full and partial months of employment you completed after the date of grant of this award, and the denominator of which is thirty-six months. If your employment terminates prior to your Vesting Date for any reason other than as otherwise described in this Section 6, the Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid (as the case may be).

Notwithstanding any provision in this Agreement to the contrary:

(i) in the event a Change in Control occurs on or prior to the first anniversary of grant and this restricted stock unit award is not assumed, converted or replaced by the continuing entity, the Stock Units shall Vest immediately prior to the Change in Control (without regard to performance or pro-ration) at the “Target” level,

(ii) in the event a Change in Control occurs after the first anniversary of grant and this restricted stock unit award is not assumed, converted or replaced by the continuing entity, the Stock Units shall Vest immediately prior to the Change in Control based on actual performance during the Performance Period,

(iii) in the event of a Change in Control on or prior to the first anniversary of grant wherein this restricted stock unit award is assumed, the Stock Units will Vest on your Vesting Date (without regard to performance or pro-ration) at the “Target” level, subject to your continued employment through and until your Vesting Date,

(iv) in the event of a Change in Control after the first anniversary of grant wherein this restricted stock unit award is assumed, the Stock Units will Vest on your Vesting Date based on actual performance during the Performance Period, subject to your continued employment through and until your Vesting Date, and

(v) notwithstanding the provisions of clause (iii) and (iv) to the contrary, if, during the 24 months following the Change in Control, you incur a Termination of Employment (as defined in the Plan) by NCR other than for Cause or Disability (as such terms are defined in the Plan) or, if you are a participant in the NCR Change in Control Severance Plan, an NCR Severance Policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined, to the extent not then-Vested, the Stock Units award shall Vest immediately upon your Termination of Employment at the level specified in clause (iii) or (iv) as applicable.

To the extent that Stock Units become Vested pursuant to clauses (i) through (v) of the Change in Control provisions of this Section 6 and your right to receive payment of such Vested Stock Units does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Vested Stock Units shall be paid within 30 days after the date that such Stock Units become Vested.

To the extent that Stock Units become Vested pursuant to clauses (i) through (v) of the Change in Control provisions of this Section 6 and your right to receive payment of such Vested Stock Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, the Vested Stock Units shall be paid during the earlier of the following: (a) between January 1 and March 15 of the calendar year next following your Vesting Date, and (b) within 30 days after your “separation from service” within the meaning of Section 409A of the Code during the 24 months following the Change in Control.

Notwithstanding the foregoing, if Vested Stock Units become payable as a result of your “separation from service” within the meaning of Section 409A of the Code (other than as a result of death), and you are a “specified employee” as determined under NCR’s policy for determining specified employees on the date of separation from service, the Stock Units shall instead be paid on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code. NCR may, in its sole discretion and to the extent permitted by Treasury Regulation § 1.409A-3(j)(4)(ix)(B), terminate this

Agreement and pay all outstanding Stock Units to you within 30 days before or 12 months after a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of NCR within the meaning of Section 409A of the Code.

7. By accepting this award, unless disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Stock Units will be forfeited if you violate the terms and conditions of this Section 7.

8. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extra-ordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of NCR, the Committee or the Board of Directors of NCR shall make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of securities subject to outstanding awards. In the case of Corporate Transactions (as defined in the Plan), such adjustments may include, without limitation, (1) the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee or the Board of Directors of NCR in its sole discretion, provided, that in the event of the cancellation of such awards pursuant to this clause (1), the awards shall Vest in full immediately prior to the consummation of such Corporate Transaction; (2) the substitution of other property (including, without limitation, cash or other securities of NCR and securities of entities other than NCR) for the Stock Units subject to outstanding awards; and (3) in connection with any Disaffiliation (as defined in the Plan), arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities (including, without limitation, other securities of NCR and securities of entities other than NCR), by the affected Subsidiary, Affiliate (as such terms are defined in the Plan), or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to awards that remain based upon NCR securities). The Committee will adjust the Performance Goals (as defined in the Plan) applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles and as identified in NCR’s financial statements, notes to the financial statements, management’s discussion and analysis or other NCR’s SEC filings.

9. At all times before your Vesting Date, the Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death. As soon as practicable after your Vesting Date, if Stock Units are to be paid in the form of shares of NCR common stock, NCR will instruct its Transfer Agent and/or third party Plan administrator to record on your account the number of such shares underlying the number of Stock Units, and such shares will be freely transferable.

10. Any cash dividends declared before your Vesting Date on the shares underlying the Stock Units shall not be paid currently, but shall be converted into additional Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that NCR would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section 10, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR’s common stock on the Dividend Payment Date.

11. NCR has the right to deduct or cause to be deducted from, or collect or cause to be collected, with respect to the taxation of any Stock Units, any federal, state or local taxes required by the laws of the United States or any other country to be withheld or paid with respect to the Stock Units, and you or your legal representative or beneficiary will be required to pay any such amounts. By accepting this award, you consent and direct that, if you are paid through NCR’s United States payroll system at the time the Stock Units Vest, NCR’s stock plan administrator may withhold or sell the number of shares of NCR common stock underlying the number of Stock Units from your award as NCR, in its sole discretion, deems necessary to satisfy such withholding requirements. If you are paid through a non-United States NCR payroll system, you agree that NCR may satisfy any withholding obligations by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the withholding obligation.

12. In exchange for the Stock Units, you agree that during your employment with NCR and for a twelve (12) month period after the termination of employment (or if applicable law mandates a maximum time that is shorter than twelve (12) months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not, yourself or through others, without the prior written consent of the Chief Executive Officer of NCR: (a) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Section 12) to the extent such services or employment involves the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR, its subsidiaries or affiliates, to its customers and upon which you worked or in which you participated during the last two (2) years of your NCR employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates, to terminate his or her employment with NCR, its subsidiaries or affiliates, or otherwise cease his or her relationship with NCR, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by NCR, including customers of NCR, its subsidiaries or affiliates. If you breach the terms of this Section 12, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Stock Units will be immediately forfeited, and you will pay to NCR the Fair Market Value of any Stock Units that Vested or cash paid to you in lieu of such Stock Units that were issued during the twelve (12) months prior to the date of termination of your employment. Such Fair Market Value shall be determined as of your Vesting Date. If you breach the terms of this Section 12 prior to your Vesting Date but after your employment terminates due to the circumstances described in the first paragraph of Section 6, your award will be forfeited and you will not receive a pro rata portion of the Stock Units.

As used in this Section 12, “Competing Organization” means an organization identified as a Competing Organization by the Chief Executive Officer of NCR for the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers. The list of Competing Organizations identified by the Chief Executive Officer is maintained by the NCR Law Department.

13. By accepting the Stock Units, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment relationship with NCR shall be resolved by arbitration. If you are employed in the United States, the arbitration shall be pursuant to the NCR dispute resolution policy and the then current rules of the American Arbitration Association and shall be held at a neutral location, in or near the city where you work or have worked for NCR if you reported into an NCR facility; or if you worked out of your residence, the capital city or nearest major city in the state in which you reside. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business organization in which you work. The arbitration shall be held before a single arbitrator who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the United States, or similar applicable rules for an arbitration held outside the United States. The Stock Units will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with NCR. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

Notwithstanding the preceding subparagraph, you acknowledge that if you breach Section 12, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of Section 12, NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief to preserve the status quo pending appointment of an arbitrator and completion of an arbitration. You stipulate to the exclusive jurisdiction and venue of the state and federal courts located in Montgomery County, Ohio, the location from which NCR’s equity programs are administered, for any such proceedings.

14. Subject to the terms of this Agreement, you may at any time designate one or more beneficiaries to receive all or part of any shares of NCR common stock underlying the Stock Units. In the event of your death, any such shares distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other shares of NCR common stock underlying the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares of NCR common stock underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares.

15. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction (including an arbitration tribunal), it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.

16. The terms of this award of Stock Units as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee.

17. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to matters involving choice of law the terms and conditions of Section 13 of this Agreement shall prevail.

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